EX-28.h.1.b

AMENDMENT
To
Transfer Agency and Service Agreement Between
State Street Bank and Trust Company and
The DFA Investment Trust Company
This amendment dated December 23, 2021 is made by the parties to the Transfer Agency and Service Agreement entered into on October 3, 2012, as subsequently amended, (the "Agreement") between The DFA Investment Trust Company (the "Fund") and State Street Bank and Trust Company (the “Transfer Agent”). Capitalized terms used in this amendment without definition shall have the respective meanings given to such terms in the Agreement.
WHEREAS, pursuant to the Agreement, the Fund has appointed the Transfer Agent as transfer agent, dividend disbursing agent and agent in connection with certain other activities, as set forth in the Agreement for the Funds; and
WHEREAS, the Fund and the Transfer Agent desire to amend certain provisions of the Agreement to reflect additional services to be performed for the Funds by the Transfer Agent.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the sufficiency of which is hereby acknowledged, the Fund and the Transfer Agent hereby agree to amend the Agreement pursuant to the terms thereof, as follows:
1.	Section 1.2 (Additional Services). Section 1.2 of the Agreement is amended as follows: By adding the following new subsection 1.2(j):

"(j) Senior and Vulnerability ("SVI") Review Services. The Transfer Agent will perform the SVI Review Services set forth on the attached schedule ("Schedule 1.2(j)" entitled "SVI Review Services") commencing on the Effective Date."

2.
Schedule l.2 (j) (SVI Review Services). The Agreement is hereby amended to add new Schedule l.2 (j) entitled "SVI Review Services," which is attached to this amendment and incorporated into the Agreement hereby.

3.
Recitals Incorporated; Definitions. The foregoing recitals are true and correct and by this reference are incorporated herein. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

4.	Schedules Incorporated. All schedules referenced in this Amendment are incorporated herein and into the Agreement hereby.

5.	Continuing Provisions of the Agreement. Except as otherwise specifically set forth in this amendment, all other terms of the Agreement shall remain unchanged and continue in full force and effect.

6.
Counterpart Signatures. This Amendment may be executed in any number of counterpart signatures with the same effect as if the parties had all signed the same document. All counterpart signatures shall be construed together and shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

THE DFA INVESTMENT TRUST COMPANY

By: /s/ Carolyn O
Name: Carolyn O
Title: Vice President

STATE STREET BANK AND TRUST COMPANY

By: /s/ Stefanie B. Mansfield
Name: Stefanie B. Mansfield
Title: Managing Director, Global Relationship Management

SCHEDULE l.2(j)
SVI REVIEW SERVICES

Transfer Agent Responsibilities:

1.	Reports. The Transfer Agent will produce the following systematic daily reports:

a.
Financial Activity on a Dormant Account. Identifies accounts where the shareowner is aged 65 or older, has two or more redemptions within 90 calendar days, and had no financial activity for the previous 360 calendar days (other than dividends, capital gains and required minimum distributions (RMDs)).

	b.	On-Line Redemption. Identifies accounts where the shareowner is aged 65 or older and has a redemption greater than or equal to $1,500 where the transaction originated through FANWeb or Audio Response.

c.
Maintenance Followed by Rapid Depletion of Account. Identifies accounts where the shareowner is aged 65 or older, and there have been two or more redemptions, and a power of attorney ("POA'') or new authorized signer was added to the account within the past 60 days.

	d.	Shareowner Adding Joint Owner, POA or Conservator to Account. Identifies accounts that had a maintenance or transfer from a single account to an account with a Joint Owner, POA or Conservator.

	e.	Elder Exploitation / Vulnerable Adult Heightened Monitoring. Identifies financial (redemptions) and non-financial activity on an account on the Elder Vulnerable Adult Heightened Monitoring list.

f.
Redemption after Date of Death. Identifies any redemptions that take place when a customer file record has a Date of Death field populated. Excludes transfers and social codes related to DCD IRAs, conduit accounts, trusts and estate accounts.

2.
Reviews. The Transfer Agent will perform daily monitoring of the reports and an analysis of transactions for unusual activity based on the written guidelines for suspicious activity maintained by the Transfer Agent that have been made available to the Fund. Following its review, the Transfer Agent will take the following actions:

	a.	If no suspicious activity is observed in its review, the Transfer Agent will add comments in AWD with respect to those reviewed items.

	b.	If activity is identified that appears suspicious or questionable, the

Transfer Agent will escalate the particular items to the Fund for review and further instruction.

	c.	If the Fund views the activity as fraudulent, the Transfer Agent will take such further actions with respect to the account as directed by the Fund.

	d.	If a Suspicious Activity Report (SAR) needs to be made with respect to any activity reviewed, the Transfer Agent will prepare and send the documentation to the Fund for review prior to filing.

3.
Compensation. The Transfer Agent shall be entitled to reasonable compensation for the SVI Review Services as agreed upon from time to time between the Transfer Agent’s agent, DST Asset Manager Solutions, Inc. (“DST”), and the Fund.

In providing the foregoing SVI Review Services, the Transfer Agent agrees to carry out such services in accordance with the terms of the Agreement and the parties’ obligations will be governed thereby. The Fund acknowledges that the Transfer Agent is not providing any guarantee or warranty that the SVI Review Services will identify all fraudulent activity in shareholder accounts in the Funds.